UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2008

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 8.01              OTHER EVENTS

The following is the text of a press release issued by the registrant at 3:15 P.M. Central Time on April 8, 2008.

SIMMONS FIRST RECOGNIZES $2.6 MILLION AFTER-TAX INCOME FROM VISA IPO

Simmons First National Corporation (NASDAQ-GS: SFNC) today announced that as a result of Visa, Inc’s (“Visa”) initial public offering it received cash proceeds of approximately $3.0 million on the partial redemption of its equity interest in Visa. In addition, the company expects to reverse approximately $1.2 million of liabilities established during the fourth quarter of 2007 that represented Simmons First’s share of legal judgments and settlements related to Visa litigation. As a result, Simmons First’s first quarter 2008 results are expected to benefit by $2.6 million after-tax, or $0.18 per diluted common share. Additionally, Simmons First received 110,308 class B shares. The class B shares have a restricted holding period and Simmons First will not recognize any gain until such time the shares are redeemed for cash.

Simmons First National Corporation is a financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado, and Hot Springs, Arkansas. The Company’s eight banks conduct financial operations from 89 offices, of which 85 are financial centers, in 48 communities.

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FOR MORE INFORMATION CONTACT:
DAVID W. GARNER
Senior Vice President and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000
Ticker symbol: SFNC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date:	April 8, 2008	/s/ Robert A. Fehlman
Robert A. Fehlman, Executive Vice President and Chief Financial Officer